Exhibit 99.1

Contact:	Susan E. Moss Senior Vice President, Marketing and Communications (502) 596-7296

KINDRED APPOINTS JASON ZACHARIAH

AS PRESIDENT OF KINDRED REHABILITATION SERVICES

LOUISVILLE, Ky. (August 15, 2016) – Kindred Healthcare, Inc. (“Kindred” or the “Company”) (NYSE:KND) today announced the appointment of Jason Zachariah as President of Kindred Rehabilitation Services (“KRS”), effective immediately. Mr. Zachariah will be a member of Kindred’s Executive Committee.

Mr. Zachariah, who joined the Company in 2006, was previously Chief Operating Officer of Kindred Hospital Rehabilitation Services. Mr. Zachariah has been responsible for the Company’s hospital rehabilitation services business since July 2013. Prior to that appointment, he served in various roles in the Company’s Hospital Division, including Chief Operating Officer/Executive Director for the division’s California/Arizona District.

He succeeds Jon B. Rousseau, who is leaving the Company to pursue other interests. Mr. Rousseau joined Kindred in July 2013 and had served as President of KRS since April 2015.

“We are fortunate to have someone with Jason’s passion and experience ready to lead KRS,” said Kent H. Wallace, Kindred’s Chief Operating Officer. “Jason is a natural leader and we look forward to the energy and enthusiasm he will bring to his new role that will allow us to continue to grow the business and improve the outcomes and quality of care for our patients. We thank Jon for his tireless dedication and the strategies he implemented that helped us expand KRS.”

About Kindred Healthcare

Kindred Healthcare, Inc., a top-90 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of approximately $7.2 billion(1). At June 30, 2016, Kindred through its subsidiaries had approximately 101,800 employees providing healthcare services in 2,684 locations in 46 states, including 97 transitional care hospitals, 19 inpatient rehabilitation hospitals, 92 nursing centers, 19 sub-acute units, 617 Kindred at Home home health, hospice and non-medical home care sites of service, 105 inpatient rehabilitation units (hospital-based) and contract rehabilitation service businesses which served 1,735 non-affiliated sites of service. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for seven years, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

(1)	Revenues based upon Kindred consolidated revenues for the twelve months ended June 30, 2016.

– END –

680 South Fourth Street    Louisville, Kentucky 40202

502.596.7300    www.kindredhealthcare.com